EXHIBIT NO. 10.45

July 10, 2002

David J. Logan

P. O. Box 60

Great Barrington, MA 01230

     Re: 9; Consulting Agreement

Dear Dave:

The purpose of this letter is to define the basic terms of our agreement whereby you will continue to serve as a consultant to Gerber Scientific, Inc. ("Company") performing services principally for the Company and its wholly owned subsidiaries Gerber Scientific Products, Inc. ("GSP"), Gerber Coburn Optical, Inc. ("GC, Inc."), and Gerber Innovations ("GI"). This letter shall replace and become effective on the expiration of your original agreement dated August 10, 1990, as amended from time to time thereafter. Further, in addition to this letter agreement, you must execute the standard form Consultant Confidentiality and Inventions Agreement which is attached.

Commencing on the effective date of this agreement, you will remain an independent consultant in accordance with the following:

A. You will render general business consulting services to GI, GC and GSP including, but not limited to, services relating to product innovation, planning and development, general management, product marketing and sales, manufacturing, and overall company operations. Specific consulting projects and services shall be generally agreed with the Vice President, Gerber Innovations, or the Presidents of GSP and GC, but shall be subject to my approval.

B. Your consulting services shall be rendered during normal business hours for a minimum of twenty-five (25) days per year at intervals of roughly two (2) days per month.

C. You will be paid for your consulting services at a rate of $6,000 per month, payable on the first of each calendar month for the previous month. Payments hereunder may be made to you by the Company or any Gerber affiliate.

D. In addition to the above monthly compensation, you shall be entitled to reimbursement for professional income tax preparation fees to a maximum of $1,500 in any single calendar year.

E. Subject to provisions regarding termination, the term of this consulting agreement shall be for a period of three (3) years from the effective date.

F. Termination of this agreement by Gerber shall be governed by this letter agreement and the printed Consultant Agreement. You may terminate this agreement at any time upon ninety (90) days prior written notice.

G. In addition to the other provisions regarding termination, this agreement may be terminated by the Company at any time on written notice to you in the event you become disabled or are otherwise unable or incapable of effectively performing consulting services hereunder for a continuous period of ninety (90) days or more.

H. For so long as this consultant agreement is in effect and for a period of one (1) year thereafter, you agree that you will not compete in your own business or as an employee or consultant to any partnership or corporation, directly or indirectly, with any products or services then sold by the Company or any of its subsidiaries. This restriction shall apply in any geographic area in the world where Company products or services in question are marketed or sold.

I. In addition to the payment of expenses in accordance with the terms of the printed Consultant Agreement, the Company will reimburse you for all reasonable repair expenses for one automobile. This reimbursement shall be in lieu of any other expense reimbursement for use of your personal automobile for business purposes. Appropriate expense reports and receipts shall be submitted for all automobile expenses under this paragraph.

J. You acknowledge that all amounts to be paid or reimbursed to you hereunder may be subject to taxation for which you will be solely responsible.

Please indicate your agreement to the above by signing this letter in the appropriate space below. Please return the original to me together with the attached agreements.

Sincerely,

Marc T. Giles

Accepted and Agreed:

_____________________________

Date:

GERBER SCIENTIFIC, INC.

Consultant Confidentiality and Inventions Agreement

I, _________________________, as a condition of my being engaged as a consultant to Gerber Scientific, Inc. and its subsidiaries (herein referred to as GS, Inc.), and in consideration of the payments I am to receive as a consultant to GS, Inc., agree as follows:

1. Consultant

I will devote such time as may be required by my consulting agreement to carrying out the tasks and responsibilities assigned to me, and I will not knowingly engage in any activities conflicting with these responsibilities.

2. Confidential Information

Confidential Information means trade secrets, know-how, and other information relating to GS, Inc.'s business and not generally available to the public, which is disclosed to me or with which I become familiar while serving as a consultant to GS, Inc. Confidential Information includes, without limitation, information relating to GS, Inc.'s business practices, financial information, and prospective business interests, products, processes, equipment, manufacturing operations, marketing programs, research, product development, and engineering.

During or after the period I am a consultant to GS, Inc., unless I receive GS, Inc.'s written consent, I will not disclose, use, disseminate, lecture upon or publish any part of GS, Inc.'s Confidential Information, whether or not developed by me. Also, I will have the same obligations with respect to the secret or confidential information of any other company or individual to which I gain access as a result of my activities for GS, Inc.

I will not disclose to GS, Inc. or induce GS, Inc. to use any secret or confidential information of others with whom I have obligations of secrecy. I am attaching hereto a list of those companies and other persons to whom I have such obligation.

3. Inventions

Inventions includes, without limitation, discoveries, improvements, and ideas, whether patentable or not, made by me solely or jointly with others, which relate to the business of GS, Inc. or affiliated Gerber companies, including any of its products, processes, equipment, manufacturing operations, marketing programs, research, product development, or engineering activities.

I will promptly disclose to GS, Inc. all inventions (including those in the formative stages) and/or any copyrightable material which I may originate or prepare during the period I serve as a consultant to GS, Inc., whether or not during the actual hours which I am performing a consulting service.

I will also promptly disclose to GS, Inc. any inventions and/or copyrightable material I originate or make during the period which I am serving as a consultant to GS, Inc. and for six (6) months thereafter which relate to or constitute an improvement upon GS, Inc.'s Confidential Information.

I will keep and maintain written records concerning such Inventions and copyrightable material and make these available to GS, Inc. at all times. GS, Inc. will hold such written records with the same degree of care as it does with other business documents of a confidential nature.

4. Assignment of Inventions and Copyrightable Material

Inventions and copyrightable material made in accordance with Section 3 above shall be the sole and exclusive property of GS, Inc., except that I shall retain full rights and title to an Invention or copyrightable material to which all of the following conditions apply:

(a) No equipment, supplies, facilities, or Confidential Information of GS, Inc. was used in its development;

(b) It was developed entirely on my own time;

(c) It does not relate to GS, Inc.'s business or to GS, Inc.'s actual or clearly anticipated research and development programs; and

(d) It does not result from any service performed by me for GS, INC..

During and after the period I serve as a consultant to GS, Inc., I or my legal representative will, at GS, Inc.'s request and expense, execute domestic and foreign patent applications and assignments to GS, Inc. concerning Inventions and copyrightable material owned by GS, Inc. under this section, and take all other actions as GS, Inc. may request to perfect and maintain GS, Inc.'s rights in same.

5. Documents

I acknowledge that all originals and copies of drawings, blueprints, manuals, reports, notebooks, notes, photographs, and any other recorded, written, or printed matter relating to research, manufacturing operations, or the business affairs of GS, Inc. made or received by me during the period I serve as a consultant to GS, Inc. are the property of GS, Inc. I will promptly surrender such property at the request of GS, Inc. and will not retain such property or copies thereof after the expiration of my Consulting Agreement. I will similarly return all other property of GS, Inc. such as equipment, samples, models, and the like.

6. Computer System Access

I acknowledge that "Computer System" means a computer, its software, related equipment and communications facilities (if any), and includes computer networks. Further, I acknowledge that any information obtained by access to a GS, Inc. Computer System shall be a part of GS, Inc. Confidential Information as defined herein, and that any access to a GS, Inc. Computer System other than in the course of my regularly assigned tasks as a consultant is unauthorized. I also acknowledge that any use of a GS, Inc. computer other than in respect to my services as a consultant is unauthorized.

7. Miscellaneous

I understand that this Agreement is not an employment agreement of any sort or kind and that all my services for GS, Inc., past and present, are governed by a separate Consulting Agreement. I further acknowledge that this Agreement supersedes all prior negotiations and/or understandings with respect to the subject matter of this Agreement. I further acknowledge that this Agreement shall be governed and construed in accordance with Connecticut law and that jurisdiction of any disputes shall be in the State of Connecticut.

I understand that in the event that GS, Inc. should waive any part of this Agreement or that any part should be determined to be unenforceable, I will still remain obligated under the remaining enforceable parts of it.

I understand that this Agreement and the duties and obligations contained in it shall be assignable by GS, Inc. to the purchaser of the whole or part of GS, Inc.'s business or any part thereof.

8. Acceptance

I have read this Agreement carefully and I understand and accept it. It is intended to govern the duties and obligations of both myself and GS, Inc. during the entire period, past and present, when I have served as a consultant to GS, Inc.
CONSULTANT	GERBER SCIENTIFIC, INC.

Date:	Date: